UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.
                                             Commission File Number    000-25009
                                                                   -------------

                              Skibo Financial Corp.
                              ---------------------
             (Exact name of registrant as specified in its charter)

               242 East Main Street, Carnegie, Pennsylvania 15106
                                 (412) 276-2424
                                 --------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $0.10 per share
                     ---------------------------------------
            (Title of each class of securities covered by this Form)

                                 Not Applicable
                                 --------------
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)    [X]          Rule 12h-3(b)(1)(i)    [ ]
        Rule 12g-4(a)(1)(ii)   [ ]          Rule 12h-3(b)(1)(ii)   [ ]
        Rule 12g-4(a)(2)(i)    [ ]          Rule 12h-3(b)(2)(i)    [ ]
        Rule 12g-4(a)(2)(ii)   [ ]          Rule 12h-3(b)(2)(ii)   [ ]
                                            Rule 15d-6             [ ]

Approximate number of holders of record as of the certification or notice date: -0-
             ---

Pursuant to the requirements of the Securities Exchange Act of 1934, Skibo Financial Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: May 3, 2004                   By: /s/ William J. Wagner
      ------------------------          -----------------------------------
                                        William J. Wagner
                                        President and Chief Executive Officer
                                        Northwest Bancorp, MHC, as successor to
                                        Skibo Financial Corp.

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

SEC 2069 (09-03)    Persons  who  respond  to  the   collection  of  information
                    contained in this form are not required to respond unless the form displays a currently valid OMB control number.